UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 5
                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                GROSS, TERRIE A.
                                7610 MIRAMAR ROAD
                               SAN DIEGO, CA 92126

                   2. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                      10/01

                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
      ( ) Director ( ) 10% Owner (X ) Officer (give title below) ( ) Other
                                 (specify below)
                        CHIEF FINANCIAL OFFICER, SECRETARY

           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)       |5.Amount of        |6.Ownership  |7.Nature of Indirect  |
                           | Transaction |  or Disposed of (D)            |  Securities       |  Form       |  Beneficial Ownership|
                           |      |      |  (Inst.3,4 and 5               |  Beneficially     |  Direct(D)or|                      |
                           |      |    | |                  | A/|         |  Owned at the     |  Indirect(I)|                      |
                           | Date |Code|V|    Amount        | D |  Price  |  end of Issuer's  |  (Instr.4)  |                      |
                           |      |    | |                  |   |         |  Fiscal Year      |             |                      |
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FORM 5 (CONTINUED)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (e.g., puts, calls, warrants, options, covertible securities)
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |       |       |Exer-|ation|         |Amount or |       |Owned at    |ire|            |
                      |Secu-   |     |      |       |       |cisa-|Date |         |Number of |       |End of      |ct |            |
                      |rity    |Date |Code  |  (A)  |  (D)  |ble  |     | Title   |Shares    |       |Year        |(I)|            |
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STOCK OPTION           $2.66    10/    A      2,000           10/   10/   COMMON    2,000              -0-          D
                                31/                           31/   31/
                                2001                          2002  2011
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STOCK OPTION           $2.26    10/    A      2,000           10/   10/   COMMON    2,000              -0-          D
                                31/                           31/   31/
                                2001                          2002  2011
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Explanation of Responses:




                            /s/ Terrie A. Gross                March 14, 2002
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.